EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2009 Equity Incentive Plan and the Employee Stock Purchase Plan of Informatica Corporation of our reports dated February 25, 2009, with respect to the consolidated financial statements and schedule of Informatica Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting of Informatica Corporation filed with the Securities and Exchange Commission.
/s/ ERNST & YOUNG LLP
San Jose, California
May 12, 2009